EXHIBIT 10.9(E)

Agreement

China Satellite Communications Corp. (hereinafter as “ChinaSat”), a corporation registered under the laws of the People’s Republic of China, and WorldSpace Corporation (hereinafter as “WorldSpace”), registered under the laws of the United States, have had friendly discussions and reached the following agreement as of February 22, 2005:

1)	WorldSpace agrees to immediately begin expansion of the uplink station in Beijing in consideration of ChinaSat hereby agreeing and granting to WorldSpace a right to extend the Agreements of August 8, 2000 for an additional three (3) years. Notice of electing to exercise this option must be given in writing to ChinaSat not later than July 8, 2005.

China Satellite Communications Corp.		WorldSpace Corp.

By:	/s/ Signature in Chinese	By:	/s/ Mike Ma